Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Hastings
(425) 468-7530
ken.hastings@paccar.com

FOR IMMEDIATE RELEASE

PACCAR Achieves Excellent Quarterly Revenues and Profits

Record Parts and Financial Services Performance Drives Results

April 26, 2022, Bellevue, Washington – “PACCAR reported excellent revenues and net income for the first quarter of 2022,” said Preston Feight, chief executive officer. “PACCAR Parts achieved record quarterly sales and profits as its outstanding operational performance enhanced uptime for customers. PACCAR Financial Services delivered record profitability due to excellent portfolio quality, strong new business volume and high used truck prices. I am very proud of our employees and their dedication to delivering the highest quality products and services to our customers.”

Feight added, “PACCAR’s investments in vehicle, powertrain and technology initiatives are delivering increased profitability. Customer demand for Kenworth, Peterbilt and DAF’s new heavy- and medium-truck models is very strong as customers benefit from the trucks’ industry-leading fuel efficiency, reliability and driver comfort. The PACCAR team is doing an excellent job of managing supply base variability and we are increasing build rates at our truck factories.”

First quarter 2022 revenues increased to $6.47 billion, compared to $5.85 billion earned in the first quarter of 2021. PACCAR achieved net income of $600.5 million ($1.72 per diluted share) in the first quarter of this year, a 28% increase compared to $470.8 million ($1.35 per diluted share) earned in the same period last year.

Highlights – First Quarter 2022
Highlights of PACCAR’s financial results during the first quarter of 2022 include:

•	Consolidated net sales and revenues of $6.47 billion.
•	Net income of $600.5 million.
•	Truck, Parts and Other gross margins of 13.4%.
•	Record PACCAR Parts revenues of $1.39 billion.
•	Record PACCAR Parts pretax profits of $340.2 million.
•	Record PACCAR Financial Services pretax profits of $147.0 million.
•	Research and development expenses of $78.0 million.
•	Capital investments of $113.5 million.
•	Cash flow from operations of $459.3 million.
•	Manufacturing cash and marketable securities of $4.67 billion.
•	Record stockholders’ equity of $12.14 billion.

Global Truck Markets

Harrie Schippers, president and chief financial officer, said, “U.S. economic and industrial production growth are projected to be good this year. The new Kenworth T680 and Peterbilt 579 trucks are delivering the highest fuel efficiency in the industry, which is appealing to our customers faced with increased energy costs.” PACCAR estimates that 2022 U.S. and Canada Class 8 truck industry retail sales will be in a range of 260,000-290,000 trucks.

“The new DAF XF, XG and XG+ trucks deliver exceptional value to customers through their premium quality, innovative aerodynamic design and industry-leading fuel efficiency,” said Harry Wolters, DAF president. “DAF increased its European above 16-tonne market share to 17% in the first quarter of 2022.” It is estimated that 2022 European truck industry registrations in the above 16-tonne market will be in a range of 270,000-300,000 trucks.

Peterbilt 579, Kenworth T680, DAF XG+ Trucks and PACCAR MX-13 Engine

PACCAR achieved 6.8% market share in the South American above 16-tonne market in the first quarter. The DAF Brasil factory has produced 20,000 trucks since it opened in 2013 and recently began exporting trucks to other countries in South America. The South American above 16-tonne truck market is projected to be in the range of 125,000-135,000 units this year.

New Truck Models Deliver Excellent Performance for Customers and PACCAR

The new aerodynamic DAF XF, XG and XG+ trucks have leapfrogged the competition by delivering 10% greater fuel efficiency, premium fit and finish and enhanced driver visibility. DAF’s XF, XG and XG+ trucks create a new premium market segment and provide unmatched comfort for the driver. “DAF truck cabs are manufactured in a new 450,000 square-foot, state-of-the-art robotic factory in Westerlo, Belgium, that increases product quality and production efficiency,” said Ron Borsboom, DAF executive director of product development. “These product enhancements and manufacturing efficiencies contribute to the profitability of DAF customers.”

DAF XG Truck

The next generation Kenworth T680 and Peterbilt Model 579 Class 8 trucks offer major enhancements in aerodynamics, fuel efficiency, uptime and the human-machine interface desired by drivers. Mike Dozier, senior vice president, noted, “The new Kenworth T680 and Peterbilt Model 579 are the most aerodynamic trucks in company history. Fleet operators appreciate the 7% greater fuel efficiency that makes these vehicles the most profitable trucks in their fleets. Drivers appreciate the quieter cab, customizable 15” digital display, and the new ADAS technology designed to enhance safety.”

Kenworth T680 Truck

PACCAR Parts Achieves Record Quarterly Sales and Profit

PACCAR Parts earned record quarterly pretax income of $340.2 million in the first quarter of 2022, which is 35% higher than the $251.6 million earned in the same period last year. PACCAR Parts achieved record first quarter revenues of $1.39 billion, compared to the $1.16 billion reported in the same period last year. Laura Bloch, PACCAR vice president and PACCAR Parts general manager, said, “Customers’ increased truck utilization and higher average fleet age contributed to PACCAR Parts’ record results. PACCAR Parts’ business model increases customers’ uptime by providing excellent logistics operations that ensure high quality parts availability at our dealerships, and expeditious delivery from strategically located parts distribution centers (PDCs). This customer-centric business model is supported by PACCAR Parts’ programs and technologies, such as the company’s proprietary parts, TRP all-makes parts, 250 independent TRP stores, managed dealer inventory, innovative e-commerce technology and a growing population of connected vehicles powered by PACCAR MX engines. The TRP programs are designed to increase PACCARs’ addressable parts market by offering high quality TRP components to owners of older PACCAR trucks, as well as owners of vehicles manufactured by other companies.”

PACCAR Parts’ 18 PDCs support more than 2,200 DAF, Kenworth and Peterbilt dealer sales, parts and service locations. PACCAR Parts plans to open a new 260,000 square foot PDC in Louisville, Kentucky in the second quarter of this year to further enhance parts availability for customers and dealers.

PACCAR Financial Services Achieves Record Profits
PACCAR Financial Services (PFS) has a portfolio of 208,000 trucks and trailers, with total assets of $16.0 billion. PacLease, a major full-service truck leasing company in North America, Europe and Australia with a fleet of 39,000 vehicles, is included in this segment. PFS achieved first quarter 2022 revenues of $366.2 million compared to $432.0 million in the same period last year. PFS earned record pretax income of $147.0 million in the first quarter this year, 92% higher than the $76.4 million achieved in the first quarter of 2021. Todd Hubbard, vice president, said, “PFS achieved record first quarter results due to excellent portfolio quality, strong new business volume and high prices on used truck sales. The industry-wide undersupply of semiconductors has increased demand for used trucks. Fleet operators and drivers appreciate the many advantages of Peterbilt, Kenworth and DAF pre-owned trucks, including outstanding durability and reliability.” Kenworth and Peterbilt truck resale values command a 10-20% premium over competitors’ trucks. A new PFS used truck facility is expected to open this year in Madrid, Spain.

“PACCAR’s strong balance sheet, complemented by its A+/A1 credit ratings, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers in 26 countries on four continents,” said Craig Gryniewicz, PACCAR Financial Corp. president. PACCAR Financial Services has excellent access to the debt markets, issuing commercial paper on a regular basis and $629 million of three- and five-year term notes during the first quarter of 2022.

Capital and R&D Investments in Products, Technologies and Facilities

PACCAR’s excellent long-term profits, strong balance sheet, and consistent focus on quality, technology and productivity have enabled the company to invest $7.3 billion in new and expanded facilities, innovative products and new technologies during the past decade. Capital expenditures are projected to be $425-$475 million and research and development expenses are estimated to be $350-$400 million this year. PACCAR is increasing its investment in clean diesel and electric powertrain technologies, autonomous systems, connected vehicle services, next-generation manufacturing and distribution capabilities. John Rich, chief technology officer, said, “PACCAR offers seven battery electric truck models and has a strong backlog of battery electric vehicle orders. We are pleased to have recently delivered several DAF CF Electric trucks to Amazon in the U.K. market.”

DAF Delivered CF Electric Trucks to Amazon U.K.

PACCAR will hold a conference call with securities analysts to discuss first quarter earnings on April 26, 2022, at 8:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Q1 Earnings Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through May 3, 2022. PACCAR shares are traded on the Nasdaq Stock Market, symbol PCAR. Its homepage is www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in this release due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

PACCAR Inc

SUMMARY STATEMENTS OF OPERATIONS

(in millions except per share amounts)

	Three Months Ended
	March 31
	2022	2021
Truck, Parts and Other:
Net sales and revenues	$6,106.4	$5,413.5
Cost of sales and revenues	5,285.5	4,689.7
Research and development	78.0	80.1
Selling, general and administrative	148.0	129.9
Interest and other (income), net	(32.0)	(13.2)

Truck, Parts and Other Income Before Income Taxes	626.9	527.0

Financial Services:
Revenues	366.2	432.0
Interest and other	183.3	320.7
Selling, general and administrative	35.7	31.2
Provision for losses on receivables	.2	3.7

Financial Services Income Before Income Taxes	147.0	76.4
Investment (loss) income	(2.5)	4.9

Total Income Before Income Taxes	771.4	608.3
Income taxes	170.9	137.5

Net Income	$600.5	$470.8

Net Income Per Share:
Basic	$1.72	$1.35
Diluted	$1.72	$1.35

Weighted Average Shares Outstanding:
Basic	348.3	347.6
Diluted	348.8	348.4

Dividends declared per share	$.34	$.32

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	March 31	December 31
	2022	2021*
ASSETS
Truck, Parts and Other:
Cash and marketable securities	$4,672.4	$4,813.0
Trade and other receivables, net	1,927.8	1,575.1
Inventories, net	2,222.1	1,976.0
Property, plant and equipment, net	3,420.0	3,398.1
Equipment on operating leases and other, net	2,346.7	2,328.3
Financial Services Assets	15,997.1	15,418.9

	$30,586.1	$29,509.4

LIABILITIES AND STOCKHOLDERS' EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$6,325.9	$6,268.7
Financial Services Liabilities	12,116.9	11,646.7
STOCKHOLDERS' EQUITY	12,143.3	11,594.0

	$30,586.1	$29,509.4

Common Shares Outstanding	347.7	347.3

* In the first quarter of 2022, the Company changed the method of accounting for its U.S. inventories from last-in-first-out (LIFO) to first-in-first-out (FIFO). The effects of the change in accounting principle, which were not significant, have been retrospectively applied to all prior periods presented and will be included in PACCAR Inc's First Quarter 10-Q.

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Three Months Ended March 31,	2022	2021
OPERATING ACTIVITIES:
Net income	$600.5	$470.8
Depreciation and amortization:
Property, plant and equipment	74.0	66.9
Equipment on operating leases and other	111.7	184.8
Net change in trade receivables, inventory and payables	(61.6)	(83.3)
Net (increase) decrease in wholesale receivables on new trucks	(327.4)	26.8
All other operating activities, net	62.1	(129.1)

Net Cash Provided by Operating Activities	459.3	536.9

INVESTING ACTIVITIES:
Payments for property, plant and equipment	(138.4)	(114.6)
Acquisitions of equipment for operating leases	(230.2)	(243.1)
Net increase in financial services receivables	(248.5)	(81.3)
Net increase in marketable debt securities	(3.8)	(4.8)
Proceeds from asset disposals and other	214.8	228.1

Net Cash Used in Investing Activities	(406.1)	(215.7)

FINANCING ACTIVITIES:
Payments of cash dividends	(639.4)	(353.7)
Purchases of treasury stock	(1.9)	(1.4)
Proceeds from stock compensation transactions	16.7	28.8
Net increase (decrease) in debt and other	468.2	(182.0)

Net Cash Used in Financing Activities	(156.4)	(508.3)
Effect of exchange rate changes on cash	(10.2)	(32.5)

Net Decrease in Cash and Cash Equivalents	(113.4)	(219.6)
Cash and cash equivalents at beginning of period	3,428.3	3,539.6

Cash and cash equivalents at end of period	$3,314.9	$3,320.0

PACCAR Inc

SEGMENT AND OTHER INFORMATION

(in millions)

	Three Months Ended
	March 31
	2022	2021
Sales and Revenues:
Truck	$4,697.1	$4,233.0
Parts	1,388.9	1,160.7
Financial Services	366.2	432.0
Other	20.4	19.8

	$6,472.6	$5,845.5

Pretax Profit:
Truck	$276.7	$270.0
Parts	340.2	251.6
Financial Services	147.0	76.4
Investment Income and Other	7.5	10.3

	$771.4	$608.3

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended
	March 31
	2022	2021
United States and Canada	$3,761.4	$3,533.6
Europe	1,873.3	1,590.3
Other	837.9	721.6

	$6,472.6	$5,845.5

NEW TRUCK DELIVERIES

	Three Months Ended
	March 31
	2022	2021
United States and Canada	20,700	23,000
Europe	16,100	13,700
Other	6,200	5,500

	43,000	42,200